Exhibit 10.35

AMENDMENT AGREEMENT NO. 2

THIS AGREEMENT made the 1st day of August, 2004

BETWEEN:

BULLDOG TECHNOLOGIES INC., a body corporate with offices at 301 - 11120 Horseshoe Way, Richmond, British Columbia, Canada

(the “Company”)

AND:

JOHN COCKBURN, an individual currently residing at 3640 River Road, Richmond, British Columbia

(the “Executive”)

WHEREAS:

A.     The Company and the Executive entered into an Employment Agreement, dated December 24, 2003 (the “Employment Agreement”), pursuant to which the Executive was paid a salary of US$6,000 per month;

B.     Pursuant to an Amendment Agreement, dated May 1, 2004, the Company and the Executive agreed to increase the monthly compensation payable to the Executive from US$6,000 per month to CDN$11,000 per month;

C.     The Company and the Executive have agreed that the Executive will not receive the additional compensation to be paid in shares of the Company’s common stock as contemplated in Section 2.2 of the Employment Agreement and as a result of the Company and the Executive have agreed to increase the cash compensation payable to the Executive from CDN$11,000 per month to US$200,000 annually, payable monthly in Canadian or US currency, which increase will be effective on August 1, 2004; and

D.     The Company and the Executive have agreed to amend the terms of the Employment Agreement to delete Section 2.2 of the Employment Agreement and to increase the compensation payable to the Executive to US$200,000 per annum.

NOW THEREFORE THIS AGREEMENT witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 2.1 of the Employment Agreement, as amended by the Amendment, is deleted and replaced with the following:

“Salary. For services rendered by the Executive during the Term, the Executive shall be paid a salary, payable in equal monthly instalments at the end of the month or as otherwise agreed to by the Company, at an annual rate of US$200,000 (the “Salary”), together with any annual bonuses (payable in cash and/or common shares in the capital of the Company) as may be determined and awarded by the Company’s Board of Directors. Such salary shall be reviewed every six (6) months and may be increased at the sole discretion of the Company’s Board of Directors taking into account, among other things, individual performance and general business conditions.”

2.	Section 2.2 of the Employment Agreement is deleted:

3.	The Company and the Executive each acknowledge and agree that all other provisions of the Employment Agreement remain in full force and effect.

4.	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

5.	Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

6.	This Agreement will be governed by and construed in accordance with the law of British Columbia.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BULLDOG TECHNOLOGIES INC.	JOHN COCKBURN
/s/ James McMillan	/s/ John Cockburn
Name: James McMillan	Name: John Cockburn
Title: Chief Operating Officer	Title: President and CEO
Date: August 5, 2004	Date: August 5, 2004